EXHIBIT 22. - PUBLISHED REPORT REGARDING MATTERS SUBMITTED TO VOTE OF SECURITIES HOLDERS


                           NEW SYSTEMS, INC.
                         5 Clancy Lane South
                  Rancho Mirage, California 92270


NOTICE OF SHAREHOLDER ACTION

TO THE SHAREHOLDERS OF NEW SYSTEMS, INC.

     Pursuant to written shareholder consents ("Shareholder Consent") from the majority of the shareholders of NEW SYSTEMS, INC. (the "Company"), the following resolutions were approved:

     1. The amendment to the Company's Certificate of Incorporation changing the name of the Company to New Systems, Inc. from "Municipal Systems, Inc."

     2. A recapitalization pursuant to which the issued and outstanding shares of the Company's common stock was reverse split, or consolidated, on a 1-for-250 basis so that shareholders will receive one (1) share of the Company's common stock for each two hundred fifty (250) shares now held.

     3. The election of Lloyd T. Rochford as director of the Company to serve in accordance with the provisions of the Company's Certificate of Incorporation and bylaws and until his successor is elected and qualified.

     ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY 23, 1999, (THE "RECORD DATE") WERE ENTITLED TO NOTICE OF AND TO VOTE ON THE ABOVE RESOLUTIONS. SHAREHOLDERS HOLDING IN EXCESS OF FIFTY PERCENT (50%) OF THE ISSUED AND OUTSTANDING STOCK ON THE RECORD DATE VOTED IN FAVOR OF THE ABOVE RESOLUTIONS.

                                         SINCERELY,

                                         YOUR BOARD OF DIRECTORS
Rancho Mirage, California
Dated:  April 9, 1999